Exhibit 99.3

GROM SOCIAL BEGINS TRADING PUBLICLY

Owner of the “Grom Social” Website for Kids will Initially Trade on the OTCQB under the Symbol “ILLU”

August 22, 2017, Boca Raton, Florida [BusinessWire]: Illumination America (“OTCQB: “ILLU”) today announced that it has completed its acquisition of Grom Holdings, Inc. (“Grom”). Illumination agreed to acquire all of the issued and outstanding common shares of Grom in exchange for the issuance of an aggregate of 110,853,883 “restricted” shares of its common stock, representing approximately 92% of Illumination’s issued and outstanding shares. Additionally, concurrent with the closing of the transaction, Illumination has changed its name to “Grom Social Enterprises, Inc.”

The Company will now operate primarily through four wholly owned subsidiaries, including Grom Social, Inc., TD Holdings Limited, Grom Educational Services, Inc., and Grom Nutritional Services, Inc. Grom Social, Inc. is a Florida corporation which operates a safe social media network for children. TD Holdings Limited, which Grom acquired in July 2016, is a Hong Kong corporation and the parent company of Top Draw Animation, Inc., a corporation formed and operating in Manila, Philippines, which operates an animation business. Grom Educational Services operates the Company’s NetSpective WebFiltering services that is provided to schools and libraries; and Grom Nutritional Services, Inc. is a corporation through which the Company intends to market and distribute four flavors of a nutritional fruit supplement to children by the end of 2017. Illumination America LLC is where the Company will operate its existing LED business until such time as a decision is made as to the future of this business.

Darren Marks, Grom’s Chairman and new CEO of Grom Social Enterprises, stated, “Management is incredibly excited about our transition to a public company. This is an important part of our growth strategy. During the past five years our management team and Grom employees have worked diligently to implement the various Grom business plans. We believe we have built a formidable company that includes our core Grom Social website and other Company owned platforms. Since inception in 2012, Grom Social’s website has grown to over 5 million total users between the ages of five and 16 in over 200 countries, as well as millions of parents, teachers and guardian users. In addition, the Company’s TDA Animation subsidiary produces original 2D animated content for Grom, as well as for top tier mass media entertainment companies worldwide. The Company’s web filtering services provides internet security services to nearly 2 million children in 3,700 schools. The Company also provides its MamaBear child safety application in which a parent can follow and protect their child’s online presence by monitoring their social networking and social media accounts.

As a public company, we hope to create shareholder value, access available capital, and obtain the broader recognition that will help us achieve our objective of offering kids a safe environment to play, chat and be entertained while learning to be good digital citizens.”

Mr. Marks continued, “Our primary focus as a company has been to continue producing a wide variety of unique children’s content, in order to become a leader in the entertainment, and online social media and social network service marketplace. Finally, I want to thank our shareholder base who have patiently and confidently supported us and helped us achieve this significant milestone without the need for any toxic, dilutive or expensive venture capital financings.”

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About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. owns and operates Grom Social, a safe social media platform for kids between the ages of five and 16. Since our beginnings in 2012, Grom Social has attracted kids and parents with the promise of a safe and secure environment where their kids can be entertained and can interact with their peers while learning good digital citizenship.

The Company also owns and operates Top Draw Animation, Inc., an award-winning Manila, Philippines based animation company which produces 2D animated content for Grom Social. TDA is recognized by producers and broadcasters as a provider of quality television animation and currently provides services to many high-profile properties, including Tom and Jerry, My Little Pony and Disney Animation’s Penn Zero: Part-Time Hero.

In addition, the Company’s Grom Educational Services subsidiary provides web filtering services to an additional two million children across 3,700 schools and libraries, and its Grom Nutritional Services subsidiary is in the process of producing healthy nutritional supplements for children.

For more information please visit Grom’s website at www.gromsocial.com

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time. All forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

Contact Information:

Investor and Media Contacts:

Melvin Leiner, Executive Vice-President

Ralph Sabella, Vice President Operations

Phone: 1-844-704-4766

Investor.relations@gromsocial.com

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